UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

CENTESSA PHARMACEUTICALS PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed by table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 31, 2026, Mario Alberto Accardi, Chief Executive Officer of Centessa Pharmaceuticals plc, circulated the below e-mail to all employees of Centessa Pharmaceuticals plc:

SUBJECT: Lilly to Acquire Centessa

BODY:

Dear Team,

This morning, we announced a significant milestone in Centessa’s journey. Centessa has entered into a definitive agreement to be acquired by Eli Lilly, a global leader in innovative medicines, for $38.00 per share in cash, plus one contingent value right representing the right to receive milestone payments in an aggregate amount of up to $9.00, reflecting a total equity value of up to $7.8 billion. The cash consideration payable at closing represents a premium of approximately 40.5% to the 30-day volume-weighted average trading price of Centessa’s ADS ended on March 30, 2026. The transaction was approved by our Board and a copy of the press release is on our website here: https://investors.centessa.com/press-releases.

The Proposed Transaction is Tremendous Validation of our Potential Best-in-Class Orexin Portfolio

This announcement reflects the extraordinary work each of you has contributed to the development of our orexin pipeline since the inception of our orexin program and its acquisition by Centessa nearly 5 years ago. What began as a bold scientific vision that orexin biology could unlock meaningful therapeutic opportunities for patients, has evolved into a portfolio of OX2R agonists with depth and breadth across a broad range of neuroscience indications. This portfolio is highlighted by cleminorexton (formerly ORX750), our most advanced OX2R agonist that has positioned Centessa at the forefront of orexin-based neuroscience, with best-in-class potential in NT1, NT2 and IH, with first-in-class potential in NT2 and IH. The progress and momentum you have created with cleminorexton, ORX142, ORX489, our discovery efforts and more, in such a short time is truly remarkable.

We believe this transaction creates significant value for all our shareholders and meaningful opportunities for our employees. Lilly recognizes the strength and potential of what we have built: our science, programs and our people. Their extensive complementary capabilities, infrastructure and global reach provide a powerful platform to support our vision and the faster advancement of our orexin portfolio for the potential benefit of patients who need new therapeutic options across many neuroscience indications. Most importantly, like Centessa, Lilly is deeply patient-focused with a strong legacy of innovation in complementary areas of high unmet need.

Next Steps

We will host a Town Hall at 10am ET today to discuss this announcement, share additional details and, of course, celebrate this important moment. Follow-up department and team meetings will also be scheduled throughout the day with the opportunity to ask questions. Please make every effort to attend these meetings today. In addition, we will have the opportunity to come together in person to discuss and celebrate this milestone at our All-Employee Meeting next week in Boston.

While we are sharing the news today, this is only the first step in the process. We will work to keep you informed of progress with timely updates and Employee FAQs on relevant topics, which we’ll make available on our intranet shortly.

We expect the transaction to close in the third quarter of 2026, subject to approval by Centessa shareholders, sanction by the High Court of Justice of England and Wales and satisfaction of other customary closing conditions, including receipt of regulatory approvals. Until then, Centessa and Lilly continue to operate as separate companies. During this period, it is critical that we continue business as usual and maintain the same focus, urgency and commitment that has become the hallmarks of this team and our company. Our priorities remain unchanged, and you should continue to do your day-to-day job as you normally would.

This news is likely to generate increased interest from the media and others. As a reminder, all communication with analysts, investors, shareholders, media and other members of the public (including within social media platforms) about Centessa and/or this announcement are to be made by authorized spokespersons only. If you receive any inquiries, please do not respond and instead forward them to Kristen Sheppard, SVP of IR.

On behalf of the leadership team, thank you for your extraordinary dedication. This announcement is a testament to our science and to the excellence with which this team executes. I am very proud of all of you and what we have accomplished together.

Grazie and Bravi!

I look forward to speaking with you at today’s Town Hall. Please look for the calendar invite shortly.

Mario

***

UK Takeover Code Does Not Apply

Centessa Pharmaceuticals plc is not a company subject to regulation under the United Kingdom City Code on Takeovers and Mergers (the “UK Takeover Code”), therefore no dealing disclosures are required to be made under Rule 8 of the UK Takeover Code by shareholders of the Company or Parent.

Additional Information and Where to Find It

In connection with the proposed Acquisition, the Company intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary and definitive proxy statement on Schedule 14A (the “Proxy Statement”), the definitive version of which (if and when available) will be mailed to the Company’s shareholders. The Company may also file other documents with the SEC regarding the Acquisition. This Current Report is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (WHICH WILL INCLUDE AN EXPLANATORY STATEMENT IN RESPECT OF THE SCHEME OF

ARRANGEMENT OF THE COMPANY, IN ACCORDANCE WITH THE REQUIREMENTS OF THE U.K. COMPANIES ACT 2006) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY (IF AND WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any vote in respect of the resolutions to be proposed at the Company’s shareholder meeting to approve the acquisition, the scheme or related matters, or other responses in relation to the acquisition, should be made only on the basis of the information contained in the definitive proxy statement (including the scheme document). Shareholders may obtain a free copy of the Proxy Statement and other relevant documents containing important information about Parent, the Company and the Acquisition (if and when they become available) once such documents are filed with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at investors.centessa.com or by contacting the Company’s Investors Relations Department at investors@centessa.com.

Participants in the Solicitation

The Company, Parent and certain of their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in respect of the Acquisition. the Company’s shareholders may obtain information regarding the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 24, 2025 and the Company’s definitive proxy statement for its 2025 Annual General Meeting, which was filed with the SEC on May 6, 2025, as well as any statements of beneficial ownership filed with the SEC after such proxy statement. Information regarding Parent’s directors and executive officers is contained in Parent’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 12, 2026 and Parent’s definitive proxy statement for its 2026 Annual Meeting of Shareholders, which was filed with the SEC on March 20, 2026, as well as any statements of beneficial ownership filed with the SEC after such proxy statement. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the Acquisition. You may obtain free copies of these documents (if and when they become available) using the sources indicated above.

Cautionary Note Regarding Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to the Acquisition. Such forward-looking statements include, but are not limited to, statements regarding: the Acquisition; the parties’ ability to satisfy the conditions to the consummation of the Acquisition, including in connection with obtaining shareholder, High Court and regulatory approvals, and the expected timetable for the Acquisition; and the anticipated occurrence, manner and timing of the closing of the Acquisition. All statements other than statements of historical facts are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on current beliefs and expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements.

These risks and uncertainties include, but are not limited to: the possibility that the Company’s shareholders may not approve the implementation of the Acquisition; the Scheme of Arrangement implementing the Acquisition is not sanctioned by the High Court of Justice of England and Wales; the Company’s receipt of any competing offers or acquisition proposals; a failure to (or delay in) receiving the required regulatory clearances for the Acquisition; a condition to closing of the Acquisition may not be satisfied (or waived); the ability of each party to consummate the Acquisition; the closing of the Acquisition might be delayed or not occur at all; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Acquisition; the effect of the Acquisition and the public announcement of the Acquisition on the Company’s operations and its relationships with its suppliers, business partners, management and employees, including its ability to attract and retain key personnel; the outcome of any legal proceedings that could be instituted against the parties to the Acquisition; the risks inherent in drug research, development and commercialization; disruption in the Company’s plans and operations attributable to the Acquisition; changes in the Company’s business during the period between announcement and closing of the Acquisition; the effects of the Acquisition (or the announcement thereof) on the Company’s share price; the risks related to non-achievement of any milestone and that holders of the CVRs will not receive any payments in respect of the CVRs; relationships with key third parties or governmental entities; regulatory changes and developments; and the impact of global macroeconomic conditions, including trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions. For further discussion of these and other risks and uncertainties, see the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2025, as well as discussions of potential risks, uncertainties and other important factors, in the Company’s most recent filings with the SEC and in other filings that the Company makes with the SEC in the future. There can be no assurance that the Acquisition will be consummated in the anticipated timeframe or at all, that any event, change or other circumstance that could give rise to the termination of the definitive agreement for the Acquisition will not occur or that any product candidates will be approved on anticipated timelines or at all. All forward-looking statements in this Current Report are based on information available to the Company as of the date of this Current Report. The Company expressly disclaims any obligation to publicly update or revise the forward-looking statements, except as required by law.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Disclaimer

The information contained in this communication may be confidential and proprietary, is intended only for the use of the recipient named above and may be legally privileged. It is the property of Centessa Pharmaceuticals and the Centessa Companies. If the reader of this message is not the intended recipient, you are hereby notified that any use, disclosure, dissemination, distribution, or copying of this communication, or any of its contents, is strictly prohibited. If you have received this communication in error, please immediately re-send this communication to the sender and delete the original message and any copy of it, including all attachments, from your computer system. Thank you.